Exhibit 10.234

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED
EMPLOYMENT CONTINUATION PLAN FOR KEY EMPLOYEES

The Second Amended and Restated Employment Continuation Plan for Key Employees of Dollar Thrifty Automotive Group, Inc. (the “Plan”), effective as of December 9, 2008, and amended and restated in its entirety that certain Employment Continuation Plan for Key Employees of Dollar Thrifty Automotive Group, Inc. previously adopted by the Board of Directors on September 29, 1998, amended and restated as of April 21, 2004, and as amended September 28, 2005 and February 1, 2007, is hereby amended on March 24, 2010 by adding the following provisions:

5. (g)    Reduction.  In the event that it shall be determined that any benefit provided or payment made by the Company to or for the benefit of a Key Employee, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement or otherwise, including without limitation under this Plan (a “Payment”) would subject a Key Employee to an obligation to pay an excise tax imposed by Section 4999 of the Code or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and the Key Employee would not be eligible to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Key Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Key Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments pursuant to Section 5 hereof, the amount of Parachute Payments (as defined in section 280G(b)(2) of the Code) payable to such Key Employee shall be reduced in the manner provided herein if, to the extent and only to the extent that such reduction would result in a greater after-tax benefit for such Key Employee than if the Parachute Payments were not reduced; provided, however, that in no event shall such reduction be effected through a delay in the timing of any Payment that is subject to Section 409A of the Code (or that would become subject to 409A of the Code as a result of such delay).   Section 280G(b)(2) defines a "parachute payment" generally as any payment in the nature of compensation to (or for the benefit of) a disqualified individual if (i) such payment is contingent on a change-- (I) in the ownership or effective control of the corporation, or (II) in the ownership of a substantial portion of the assets of the corporation, and (ii) the aggregate present value of the payments in the nature of compensation to (or for the benefit of) such individual which are contingent on such change equals or exceeds an amount equal to 3 times the "base amount".  In general, the "base amount" means the individual's annualized includible compensation for the base period.

(h)    Manner and Order of Reduction.  Reductions shall be made in the following order:

1.      First, if the Parachute Payments include the value of acceleration in the time at which any Payment, not subject to Section 409A of the Code, is paid, a delay in the time of payment (but not a delay of vesting) of such Payment, provided that such delay shall apply to the aggregate amount of such Payments (and not on a Payment-by-Payment basis) and such aggregate amount shall be delayed only to the extent necessary to satisfy Section 5(g) hereof;

2.      Second, to the extent further reduction is required by Section 5(g) hereof, a reduction in the amount of Payments required to be paid or delivered, provided that the applicable Participant shall be entitled to select among the forms of Payment that shall be reduced; and

3.      Third, to the extent further reduction is required by Section 5(g) hereof, if the Parachute Payments include the value of acceleration in the time at which any Payment vests, a cutback in the extent of such accelerated vesting; provided however that such cutback does not result in a violation of Section 409A of the Code or make the Payment subject to Section 409A of the Code, in which case the Payment shall be forfeited or another Payment must be reduced. The cutback shall apply to the aggregate amount of such Payments (and not on a Payment-by-Payment basis) and accelerated vesting of such aggregate amount shall be cut back only to the extent necessary to satisfy Section 5(g) hereof.

[Approved by the Human Resources and Compensation Committee of the Board of Directors of Dollar Thrifty Automotive Group, Inc. on March 24, 2010]